EXHIBIT 99.1

For Immediate Release
Jones Apparel Group, Inc.
Investor Contact:	John T. McClain, Chief Financial Officer Jones Apparel Group, Inc. (212) 642-3860
Media Contacts:	Joele Frank and Sharon Stern Joele Frank, Wilkinson Brimmer Katcher (212) 355-4449

JONES APPAREL GROUP, INC. ANNOUNCES RECEIPT OF REQUIRED CONSENTS IN CONSENT SOLICITATION

New York, NY - April 15, 2009 - Jones Apparel Group, Inc. ("Jones") (NYSE: JNY) announced today that it, Jones Apparel Group Holdings, Inc., Jones Apparel Group USA, Inc., Nine West Footwear Corporation and Jones Retail Corporation (together, the "Issuers") have received the consents of holders representing at least a majority in principal amount of their outstanding 4.250% Senior Notes due 2009 (the "2009 Notes"), 5.125% Senior Notes due 2014 (the "2014 Notes") and 6.125% Senior Notes due 2034 (the "2034 Notes" and, together with the 2009 Notes and the 2014 Notes, the "Notes") pursuant to their previously announced consent solicitation with respect to the Notes (the "Required Consents").

As of 3:00 p.m., New York City time, on April 15, 2009, the Issuers had received consents in respect of $604,756,000 principal amount of the Notes, or approximately 81% of the aggregate principal amount of Notes outstanding. The consent solicitation will expire at 11:59 p.m., New York City time, on April 15, 2009.

As a result of the receipt of the Required Consents, on April 15, 2009, the Issuers and the trustee executed a supplemental indenture (the "Supplemental Indenture") amending the terms of the indenture (the "Indenture") governing the Notes. The amendments to the Indenture provide for a carveout to the lien covenant for liens incurred in connection with a new senior secured credit facility (the "Amendments") to be entered into by the Issuers. The Supplemental Indenture provides that the Amendments will become operative upon the payment of the consent fee to each holder of the Notes that validly consented and did not validly revoke such consent to the Amendments. The Issuers will accept the consents and pay or cause to be paid the consent fee of $20 per $1,000 principal amount of Notes for which consents were validly delivered after the satisfaction of all the conditions set forth in the Consent Solicitation Statement dated April 1, 2009 (the "Consent Solicitation Statement"). The Supplemental Indenture will be binding on all holders, including non-consenting holders of Notes. As a result of the execution of the Supplemental Indenture, holders of Notes who have delivered consents pursuant to the consent solicitation may not revoke their consents and holders of 2009 Notes who have delivered tenders pursuant to the Issuers' previously announced tender offer and also delivered consents pursuant to the consent solicitation may not withdraw their tenders or revoke their consents.

The consent solicitation has been made upon the terms and subject to the conditions set forth in the Consent Solicitation Statement and the related Consent Form. The Consent Solicitation Statement and the related Consent Form contain important information which should be read carefully before any decision is made with respect to the consent solicitation.

Citi has been retained to serve as the Lead Solicitation Agent for the consent solicitation and can be contacted at (800) 558-3745 (toll-free) and (212) 723-6106 (collect). Banc of America Securities LLC, J.P. Morgan and Wachovia Securities have been retained to serve as the Co-Solicitation Agents for the consent solicitation. Global Bondholder Services Corporation is the Information Agent and the Depositary for the consent solicitation and can be contacted at (866) 937-2200 (toll-free) or (212) 430-3774 (collect).

This release is for informational purposes only and is neither an offer to purchase, a solicitation to sell the Notes nor a recommendation regarding the consent solicitation. Holders should seek legal advice from an independent financial advisor as to the suitability of the transactions described herein for the individual concerned. The consent solicitation is not being made to holders of the Notes in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction.

About Jones Apparel Group, Inc.

Jones Apparel Group, Inc. is a Pennsylvania corporation. Our principal executive offices are located at 1411 Broadway, New York, NY 10018, and our telephone number at that address is (212) 642-3860. We are a leading designer, marketer and wholesaler of branded apparel, footwear and accessories. We also market directly to consumers through our chain of specialty retail and value-based stores and through our e-commerce web sites. Our nationally recognized brands include Jones New York, Nine West, Anne Klein, Gloria Vanderbilt, Kasper, Bandolino, Easy Spirit, Evan-Picone, l.e.i., Energie, Enzo Angiolini, Joan & David, Mootsies Tootsies, Sam & Libby, Napier, Judith Jack, Albert Nipon and Le Suit. We also market costume jewelry under the Givenchy brand licensed from Givenchy Corporation, footwear under the Dockers Women brand licensed from Levi Strauss & Co., and apparel under the Rachel Roy brand licensed from Rachel Roy IP Company, LLC. Each brand is differentiated by its own distinctive styling, pricing strategy, distribution channel and target consumer. We contract for the manufacture of our products through a worldwide network of quality manufacturers. We have capitalized on our nationally known brand names by entering into various licenses for several of our trademarks, including Jones New York, Anne Klein New York, Nine West, Gloria Vanderbilt, l.e.i. and Evan-Picone, with select manufacturers of women's and men's products which we do not manufacture. For more than 30 years, we have built a reputation for excellence in product quality and value, and in operational execution.

Cautionary Statement

This release may contain forward-looking statements. Actual results and facts may differ materially as a result of a variety of factors, many of which are outside of our control. Risk factors and additional information are included in our reports on file with the Securities and Exchange Commission, including Jones' Annual Report on Form 10-K for the year ended December 31, 2008.